EXHIBIT 99.1

Investor Relations Contact:
Ed McGregor, Director of Investor Relations
Sigma Designs, Inc.
Tel: (646) 259-2999
IR@sigmadesigns.com
For Immediate Release

Sigma Completes Acquisition of Trident’s Digital TV Business Unit and Appoints new General Manager

Strategic Acquisition complements existing set-top box business while creating substantial leverage for developing all forms of intelligent media devices

MILPITAS, CA., MAY 4, 2012 — Sigma Designs®, Inc. (NASDAQ: SIGM), a leading provider of connected media platforms, today announced that it has completed its asset purchase of Trident Microsystems’ Digital Television (DTV) Business.  The acquisition includes Trident’s complete digital TV product portfolio, including its digital TV SoC (system-on-chip), frame-rate-conversion (FRC), and extensive SmartTV software suite, as well as some legacy analog TV products.  The acquisition includes these products, intellectual property licenses, software and leased facilities.

"This transaction adds tremendous potential to Sigma’s business, enabling us to leverage our core investments of media streaming, connectivity and software platforms towards penetration of all types of intelligent media devices, including SmartTVs," said Thinh Tran, chairman and CEO of Sigma Designs.  "The acquisition expands our total addressable market, provides us with complementary intellectual property and establishes an immediate position in the SmartTV market.  We believe this SmartTV business, together with our existing set-top box and connected media player businesses, positions Sigma as a full-breadth SoC platform provider for world-class consumer electronics manufacturers."

Moving forward, Sigma has established a Digital TV business unit based around the Trident acquisition and has appointed Mustafa Ozgen as its Vice President and General Manager in charge.  Mr. Ozgen will be responsible for directing the definition and development of all SmartTV SoC solutions, including management of the worldwide resources assigned to this business unit as well as driving synergies with the existing media processor group.

Mr. Ozgen has spent the last 15 years in the digital television semiconductor industry in engineering management and executive positions.  Most recently, Mr. Ozgen served as the Vice President of Home Entertainment Products at CSR Technology, a UK-based provider of consumer electronics solutions that acquired Zoran.  For the previous eight years, Mr. Ozgen worked at Zoran, where he was most recently their Vice President and General Manager of the TV Business Unit, a part of their $450 million business where he managed 360 employees in the US, France, China, Taiwan, Serbia, Russia and India.  Prior to this, Mr. Ozgen worked in engineering and management positions at Oak Technology, TeraLogic and Wind River Systems.

“I am excited to work with the team at Sigma Designs to develop a DTV division, mapping to the long-term strategy of the organization to become the industry’s leading provider of advanced SoC solutions for converged media platforms,” said Mustafa Ozgen, Vice President and  General Manager DTV Business Unit, Sigma Designs.  “With Sigma’s long history in media processors, set-top boxes, connectivity and home control, DTV is a logical step for the organization.”

In connection with the Trident transaction, approximately 320 global employees will become part of Sigma Designs.  The transaction, originally announced on March 19, 2012, closed effective as of May 4, 2012.  As a result of the acquisition, Sigma’s results for its second quarter of fiscal year 2013, which will end on July 28, 2012, will include approximately 12 weeks of Trident STB business activity.  Total cash paid for the DTV assets consisted of $21.0 million plus additional cash consideration as a result of the closing current asset balance of the DTV Business, which exceeded a target current asset amount.  The current asset adjustment resulted in an additional cash payment of $21.2 million by Sigma, and the receipt by Sigma of $19.5 million of inventory at various stages of completion, $13.4 million of accounts receivable, $5.5 million of equipment and various assets, $2.1 million of prepaid expenses and $1.7 million of development projects in process.  Sigma management will provide more detailed information about the combined company's outlook during its next regularly scheduled earnings announcement for its first fiscal quarter.  At that time, the Company will review its quarterly results and provide financial guidance for the second quarter of fiscal 2013, including the impact of the Trident Digital TV acquisition.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding anticipated benefits of Sigma’s acquisition of the DTV Business from Trident Microsystems.  Actual results may vary materially due to a number of factors including, but not limited to, the risk that Sigma’s efforts to operate the DTV Business will not be successful and that Sigma may be required to invest substantially more in the DTV business than presently anticipated, the risks and management distraction associated with integrating a business that has significant international operations, new customers and new technology, risks that Sigma’s systems and infrastructure may not be adequate to effect a rapid and orderly transition of the business and transferred employees from Trident to Sigma; risks associated with entering into a new business; technology risks; competition; the risk that the market for DTV solutions may not develop as Sigma anticipates, and risks associated with Sigma’s ability to deploy and achieve market acceptance for DTV products.   Additional risk factors are detailed from time to time in Sigma’s SEC reports, including Sigma’s annual report on Form 10-K as filed March 29, 2012.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Sigma undertakes no obligation to publicly release or otherwise disclose the result of any revision to these forward-looking statements that may be made as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Sigma Designs, Inc.

Sigma Designs, Inc. (NASDAQ: SIGM) is a world leader in connected media platforms.  The company designs and builds the essential semiconductor technologies that serve as the foundation for the world’s leading IPTV set-top boxes, connected media players, residential gateways, home control systems and more.  For more information about Sigma Designs, please visit www.sigmadesigns.com.

Sigma Designs and the Sigma Designs logo are either registered trademarks or trademarks of Sigma Designs, Inc. and its subsidiaries in the United States and other countries.  All other trademarks mentioned herein are believed to be trademarks of their respective owners.

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